Exhibit 10.9

FIRST AMENDMENT

TO

MEZZANINE LOAN AND SECURITY AGREEMENT

This First Amendment to Mezzanine Loan and Security Agreement (this “Amendment”) is entered into this 12th day of February, 2015, by and between SILICON VALLEY BANK (“Bank”) and MAXPOINT INTERACTIVE, INC., a Delaware corporation (“Borrower”) whose address is 3020 Carrington Mill Blvd, Suite 300, Morrisville, North Carolina 27560.

RECITALS

A.                                    Bank and Borrower have entered into that certain Mezzanine Loan and Security Agreement dated as of June 12, 2014 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.                                    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.                                    Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D.                                    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Agreement.

2.1                               Section 2.2.1 (2015 Term Loan).  The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.2.1 thereof:

“2.2.1               2015 Term Loan.

(a)                                 Availability.  Subject to the terms and conditions of this Agreement, Bank agrees to make one (1) advance (the “2015 Term Loan”) available to Borrower in an amount of Five Million Dollars ($5,000,000.00) on the 2015 Effective Date. After repayment, the 2015 Term Loan may not be reborrowed.

(b)                                 Interest Payments.  Commencing on the first Payment Date of the month following the month in which the Funding Date of the 2015 Term Loan occurs and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest on the principal amount of the 2015 Term Loan, in arrears, at the rate set forth in Section 2.3(a)(ii).

(c)                                  Repayment. All outstanding principal and accrued interest under the 2015 Term Loan, and all other outstanding Obligations with respect to the 2015 Term Loan, are due and payable in full on the 2015 Term Loan Maturity Date. Borrower may prepay all, but not less than all, of the 2015 Term Loan at any time without a prepayment fee or penalty.”

2.2                               Section 2.3(a) (Interest Rate).  Section 2.3(a) is amended in its entirety and replaced with the following:

“(a)                           Interest Rate.

(i)                                     Term Loan Advances.  Subject to Section 2.3(b), the principal amount outstanding for each Term Loan Advance shall accrue interest at a fixed per annum rate equal to eleven and one half of one percent (11.50%), which interest shall be payable monthly in accordance with Section 2.3(c) below.

(ii)                                  2015 Term Loan.  Subject to Section 2.3(b), the principal amount outstanding with respect to the 2015 Term Loan shall accrue interest at a fixed per annum rate equal to eleven and one half of one percent (11.50%), which interest shall be payable monthly in accordance with Section 2.3(c) below.”

2.3                               Section 8.1 (Payment Default).  The first sentence appearing in Section 8.1 is amended in its entirety and replaced with the following:

“Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date and/or the 2015 Term Loan Maturity Date).”

2.4                               Section 12.1 (Termination Prior to Maturity Date and/or 2015 Term Loan Maturity Date; Survival).  Section 12.1 is amended in its entirety and replaced with the following:

“12.1                  Termination Prior to Maturity Date and/or 2015 Term Loan Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date and/or the 2015 Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.”

2.5                               Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Credit Extension” is any Term Loan Advance, the 2015 Term Loan, or any other extension of credit by Bank for Borrower’s benefit pursuant to the Loan Documents.

“Compliance Certificate” is (a) until the termination of the Senior Loan Agreement, the “Compliance Certificate” as defined in the Senior Loan Agreement and (b) upon termination of the Senior Loan Agreement and thereafter, that certain certificate in the form attached hereto as Exhibit B.

“Warrant” means, collectively, (a) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and Bank, (b) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and WestRiver Mezzanine Loans, LLC, (c) that certain Warrant to Purchase Stock dated as of the 2015 Effective Date between Borrower and Bank, and (d) that certain Warrant to Purchase Stock dated as of the 2015 Effective Date between Borrower and WestRiver Mezzanine Loans, LLC, in each case as may be amended, restated, modified, or supplemented from time to time.

2.6                               Section 13 (Definitions).  The Loan Agreement shall be amended by inserting the following new definitions appearing alphabetically in Section 13.1 thereof:

“2015 Effective Date” is February 12, 2015.

“2015 Term Loan” is defined in Section 2.2.1(a).

“2015 Term Loan Maturity Date” means June 12, 2017.

3.                                      Limitation of Amendments.

3.1                               The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2                               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.                                      Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1                               Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2                               Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3                               The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7                               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                                      Ratification of Intellectual Property Security Agreement.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of June 12, 2014 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral, as defined in said Intellectual Property Security Agreement, and (b) shall remain in full force and effect.

6.                                      Ratification of Perfection Certificate.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of June 12, 2014 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in said Perfection Certificate have not changed, as of the date hereof.

7.                                      Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8.                                      Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.                                      Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of (i) a commitment fee in an amount equal to Forty-One Thousand Five Hundred Dollars ($41,500.00), and (ii) Bank’s legal fees and out-of-pocket expenses incurred in connection with this Amendment and that certain First Amendment to Loan and Security Agreement, dated on or about the date hereof, by and between Bank and Borrower.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		MAXPOINT INTERACTIVE, INC.

By:	/s/ Brendan P. Quinn	By:	/s/ Brad Schomber
Name:	Brendan P. Quinn	Name:	Brad Schomber
Title:	Vice President	Title:	CFO